Exhibit 3.45

State of Delaware Secretary of State Division of Corporations Delivered 07:15 PM 03/14/2014 FILED 07:00 PM 03/14/2014 SRV 140337547 – 5499096 FILE

Certificate Of Incorporation

Of

SI DIGITAL GAMES, INC.

1. The name of the Corporation is: SI DIGITAL GAMES, INC.

2. The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company. 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) and the par value of each of such shares is One Cent ($.01). All such shares are of one class and are shares of Common Stock.

5. The board of directors of the Corporation shall have the power to make, adopt, alter. amend or repeal the by-laws of the Corporation. The election of directors of the Corporation need not be by written ballot.

6. The name and mailing address of the incorporator of the Corporation are:

Lauren Ezrol Klein

Time Inc.

1271 Avenue of the Americas

New York, New York 10020

7. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

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THE UNDERSIGNED, being the sole incorporator of the Corporation, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby sign this Certificate of Incorporation this 14th day of March, 2014.

/s/ Lauren Ezrol Klein
Lauren Ezrol Klein
Sole Incorporator

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